Exhibit 4.1

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES FOR WHICH THIS WARRANT MAY BE EXERCISED (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.

ATLAS ENERGY GROUP, LLC

WARRANT TO PURCHASE COMMON UNITS

Warrant No.: [●]	Number of Common Units: [●]

Atlas Energy Group, LLC, a Delaware limited liability company (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, [●], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or times on or after the date hereof, but not after 5:00 P.M. New York City time on the Expiration Date up to [●] ([●]) Common Units (the “Warrant Units”) at the Exercise Price.

This Warrant has been issued effective as of March 30, 2016 (the “Original Issue Date”) pursuant to that certain Second Lien Credit Agreement by and among the Company, New Atlas Holdings, LLC, Riverstone Credit Partners, L.P., as the administrative agent and collateral agent, and the other lender party thereto, dated as of March 30, 2016 (the “Second Lien Credit Agreement”).

Section 1. Definitions. The following words and terms as used in this Warrant shall have the following meanings:

(a) “Board” means the board of directors of the Company.

(b) “Business Combination” means any of the following: (i) a merger, consolidation, statutory share exchange or similar transaction that requires approval of the common unitholders of the Company; (ii) the sale, transfer or disposition, including any spin-off or in-kind distribution of all or substantially all of the assets, business or securities of the Company (on a consolidated basis) to any Person or group (other than the Company or one or more of its wholly-owned subsidiaries); (iii) the dissolution, liquidation or winding up of the Company; or (iv) the Company effecting any reorganization, recapitalization (which shall not include, for the avoidance of doubt, any issuance of Common Units for cash) or reclassification of the Common Units, other than dividends and splits subject to Section 8, or any compulsory exchange pursuant to which the Common Units are effectively converted into or exchanged for other securities, cash or property.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

(d) “Common Units” means (i) the common units representing limited liability company interests in the Company and (ii) any capital securities into which such Common Units shall have been changed or any capital securities resulting from a reclassification of such Common Units.

(e) “Common Units Deemed Outstanding” means, at any given time, the sum of (a) the number of Common Units actually outstanding at such time, plus (b) the number of Common Units issuable upon exercise of Options actually outstanding at such time, plus (c) the number of Common Units issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable or convertible at such time; provided, that Common Units Deemed Outstanding at any given time shall not include units owned or held by or for the account of the Company or any of its wholly owned subsidiaries.

(f) “Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Units, but excluding Options.

(g) “Disinterested Director” means each member of the Board of Directors who is not an officer, employee, director or other Affiliate of the party to the transaction in connection with which the Company is required to make a determination of the fair value of any assets or property.

(h) “Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 8(a)(iv)) by the Company after the Original Issue Date of: (i) Common Units issued upon the exercise of this Warrant or any Common Unit or other Option issued pursuant to the terms of the Second Lien Credit Agreement; (ii) Common Units issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Company pursuant to the Company’s long-term incentive plan (including all Common Units and Options outstanding prior to the Original Issue Date); and (iii) additional Series A Preferred Units issued as distributions in kind to the holders of the Company’s Series A Preferred Units, which units, in each case, shall have the rights, privileges and conversion terms as in effect on the date hereof.

(i) “Exercise Date” means for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 2 shall have been satisfied at or prior to 5:00 p.m., New York City time, on a Business Day, including the receipt by the Company of the Exercise Delivery Documents.

(j) “Exercise Price” shall be equal to, with respect to each Warrant Unit, $0.20, subject to adjustment as hereinafter provided.

(k) “Expiration Date” means March 30, 2026.

(l) “Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Units for such day on all domestic securities exchanges on which the Common Units may at the time be listed; (b) if there have been no sales of the Common Units on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Units on all such exchanges at the end of such day; (c) if on any such day the Common Units are not listed on a domestic securities exchange, the closing sales price of the Common Units as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Units on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Units quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over ten (10) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Units are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Units are not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Units shall be the fair market value per unit as determined jointly by the Board and the Holder.

(m) “LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended from time to time.

(n) “Options” means any warrants or other rights or options to subscribe for or purchase Common Units or Convertible Securities.

(o) “OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

(p) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

(q) “Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

(r) “Registration Rights Agreement” means that certain registration rights agreement dated of even date herewith, by and among the Company, the Holder and the other parties thereto.

(s) “Securities Act” means the Securities Act of 1933, as amended.

(t) “Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement hereof pursuant to the terms of this Warrant.

Section 2. Exercise of Warrant.

(a) Subject to the terms and conditions hereof, Warrants may be exercised by the Holder, in whole or in part, at any time on any Business Day on or after the date hereof and prior to 5:00 P.M. New York City time on the Expiration Date by (i) delivery of a written notice, in the form attached as Exhibit A hereto (the “Exercise Notice”), of such holder’s election to exercise his Warrants, which notice shall specify the number of Warrant Units to be purchased, and (ii) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Units as to which his Warrant is being exercised (the “Aggregate Exercise Price”) in accordance with Section 2(b).

(b) Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:

(i) by wire transfer of immediately available funds (or by check if the Company has not provided the Holder with wire transfer instructions for such payment) in the amount of such Aggregate Exercise Price; or

(ii) by instructing the Company to withhold a number of Warrant Units then issuable upon exercise of this Warrant with an aggregate Fair Market Value on the day immediately preceding the date on which the Holder deivers an Exercise Notice equal to such Aggregate Exercise Price.

In the event of any withholding of Warrant Units pursuant to clause (ii) above where the number of units whose value is equal to the Aggregate Exercise Price is not a whole number, the number of units withheld by the Company shall be rounded up to the nearest whole unit and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a unit being so withheld by the Company in an amount equal to the product of (x) such incremental fraction of a unit being so withheld multiplied by (y) the Fair Market Value per Warrant Unit as of the Exercise Date.

(c) In the event of any exercise of the rights represented by the Warrant in compliance with Section 2, the Company shall on the second (2nd) Business Day (the “Warrant Unit Delivery Date”) following the date of its receipt of the later of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”), issue the Warrant Units to which the Holder shall be entitled by registering such Warrant Units in the name of the Holder or its designee upon the books and records of the Company, the number of Common Units to which the Holder shall be entitled. Upon the later of the date of delivery of (x) the Exercise Notice and (y) the Aggregate Exercise Price, a Holder of Warrants shall be deemed for all purposes to have become the Holder of record of the Warrant Units with respect to which his Warrant has been exercised (the date thereof being referred to as the “Deemed Issuance Date”), irrespective of the date of delivery of the Warrant Units. In the case of a dispute as to the determination of the arithmetic calculation of the number of Warrant Units, the Company shall promptly issue to the Holder the number of Warrant Units that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder within two (2) Business Days of receipt of the Holder’s Exercise Notice. If the Holder and the Company are unable to agree upon the determination of the arithmetic calculation of the number of Warrant Units within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall promptly submit the disputed arithmetic calculation of the number of Warrant Units to its independent public accountant. The Company shall direct the independent accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days after the date it receives the disputed determinations or calculations. Such independent accountant’s determination or calculation, as the case may be, shall be deemed conclusive absent demonstrable error.

(d) If this Warrant is submitted for exercise, as may be required by Section 2(f), and unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as soon as practicable and in no event later than four (4) Business Days after receipt of this Warrant and at its own expense, issue a new Warrant identical in all respects to this Warrant except it shall represent rights to purchase the number of Warrant Units purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Units with respect to which such Warrant is exercised.

(e) No fractional Common Units are to be issued upon the exercise of this Warrant, but rather the number of Common Units issued upon exercise of this Warrant shall be rounded up or down to the nearest whole number (with 0.5 rounded up).

(f) Notwithstanding anything to the contrary set forth herein, upon exercise of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender this Warrant to the Company unless it is being exercised for all of the Warrant Units represented by the Warrant. The Holder and the Company shall maintain records showing the number of Warrant Units exercised and issued and the dates of such exercises or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Warrant upon each such exercise. In the event of any dispute or discrepancy, such records of the Company establishing the number of Warrant Units to which the Holder is entitled shall be controlling and determinative in the absence of demonstrable error. Notwithstanding the foregoing, if this Warrant is exercised as aforesaid, the Holder may not transfer this Warrant unless the holder first physically surrenders this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Warrant Units represented by this Warrant. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following exercise of any portion of this Warrant, the number of Warrant Units represented by this Warrant may be less than the number stated on the face hereof. Each Warrant shall bear the following legend:

ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT, INCLUDING SECTION 2(f) THEREOF. THE NUMBER OR WARRANT UNITS FOR WHICH THIS WARRANT IS EXERCISABLE MAY BE LESS THAN THE NUMBER SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(f) THEREOF.

Section 3. Representations and Covenants. The Company hereby represents, covenants and agrees as follows:

(a) This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

(b) All Warrant Units that may be issued upon the exercise of the rights represented by the Warrants will, upon issuance, be validly issued, fully paid and nonassessable, subject to applicable provisions of the Delaware Limited Liability Company Act, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

(c) During the period within which the rights represented by the Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of Common Units to provide for the exercise of the rights then represented by the Warrants.

(d) The Company shall promptly secure the listing of the Common Units issuable upon exercise of this Warrant on the market or exchange on which the Common Units are traded or listed, if any, and shall maintain, so long as any other Common Units shall be so traded or listed, such listing of all Common Units from time to time issuable upon the exercise of this Warrant.

(e) The Company will not, by amendment of its LLC Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of the Warrants and in the taking of all such action as may reasonably be requested by the Holder of any Warrant in order to protect the exercise privilege of such Holder against impairment, consistent with the tenor and purpose of the Warrants. Without limiting the generality of the foregoing, the Company will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue Common Units upon the exercise of any Warrants.

(f) The Warrants will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

Section 4. Taxes. Company shall pay any and all taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of Holders of Warrants) that may be payable with respect to the issuance and delivery of Warrant Units upon exercise of Warrants.

Section 5. Holder not deemed a Member. The Holder, as such, shall not be entitled to vote or receive distributions or be deemed the holder of Common Units for any purpose solely due to its ownership of the Warrant, nor shall anything contained in the Warrant be construed to confer upon the Holder, as such, any of the rights of a member of the Company or any right to vote, give or withhold consent to any Company action (whether any reorganization, issue of limited liability company units or interests, reclassification of limited liability company units of interests, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive distributions or subscription rights, or otherwise, prior to the Deemed Issuance Date of the Warrant Units that such Holder is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any obligations or liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a member of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

Section 6. Representations of Holder.

(a) The holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant, and upon exercise hereof will acquire the Warrant Units, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Units, except pursuant to transactions registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, the Holder does not agree to hold this Warrant or any of the Warrant Units for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Units at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act.

(b) The Holder further represents, by acceptance hereof, that, as of this date, such holder is an “accredited investor” as such term is defined in Rule 501of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”) and has had the opportunity to ask questions and receive answers concerning the Company, the Warrant and the offering thereof from the Company. The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Units.

(c) The Holder understands and acknowledges that this Warrant and the Warrant Units to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(d) Each delivery of an Exercise Notice shall constitute confirmation at such time by the Holder of the representations concerning the Warrant Units set forth in this Section 6, unless contemporaneous with the delivery of such Exercise Notice, the Holder notifies the Company in writing that it is not making such representations (a “Representation Notice”). If the Holder delivers a Representation Notice in connection with an exercise, it shall be a condition to such holder’s exercise of this Warrant and the Company’s obligations set forth in Section 2 in connection with such exercise, that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws, and the time periods for the Company’s compliance with its obligations set forth in Section 2 shall be tolled until such Holder provides the Company with such other representations.

Section 7. Ownership and Transfer.

(a) The Company shall maintain at its principal executive offices or at the offices of its transfer agent (or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b) This Warrant and the rights granted hereunder shall be assignable by the Holder without the consent of the Company (subject to the requirements of Section 7(c)); in connection with any such transfer or assignment, Holder must comply with the requirements set forth in the Form of Assignment substantially in the form attached hereto as Exhibit B. If such transfer or assignment shall be permitted by the preceding sentence, title to a Warrant shall be transferred upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer, together with a properly completed Form of Assignment in substantially the form attached hereto as Exhibit B. The Company shall immediately register all properly completed assignments and transfers.

(c) Neither the Warrant nor the Warrant Units shall be transferable by any Holder except in compliance with all federal and applicable state securities laws. Prior to any transfer, and as a condition thereto, the Company may, in its reasonable discretion, require certification by any responsible officer of the Holder and the transferee with respect to compliance with all federal and applicable state securities laws.

(d) The Company is obligated to register the resale of the Warrant Units under the Securities Act pursuant to the Registration Rights Agreement, and the Holder (and assignees thereof) is entitled to the registration rights in respect of the Warrant Units to the extent set forth in the Registration Rights Agreement.

Section 8. Adjustments. The Exercise Price and the number of Common Units issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 8 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 8 so as to result in duplication:

(a) Issuance of Common Units.

(i) Except as provided in Section 8(a)(iii) and except in the case of an event described in either Section 8(b) or Section 8(c), if the Company shall, at any time or from time to time after the Original Issue Date, issue or sell, or in accordance with Section 8(a)(iv) is deemed to have issued or sold, any Common Units without consideration or for consideration per unit less than the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Exercise Price in effect immediately prior to any such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing (x) the sum of (A) the product obtained by multiplying the number of Common Units deemed outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by of the Exercise Price then in effect plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale) by (y) the sum of (A) the number of Common Units Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of Common Units issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

(ii) Upon any and each adjustment of the Exercise Price as provided in Section 8(a)(i), the number of Warrant Units issuable upon the exercise of this Warrant immediately prior to any such adjustment shall be increased to a number of Warrant Units equal to the quotient obtained by dividing (x) the product of (A) the Exercise Price in effect immediately prior to any such adjustment multiplied by (B) the number of Warrant Units issuable upon exercise of this Warrant immediately prior to any such adjustment by (y) the Exercise Price resulting from such adjustment.

(iii) Anything herein to the contrary notwithstanding, there shall be no adjustment to the Exercise Price or the number of Warrant Units issuable upon exercise of this Warrant with respect to any Excluded Issuance.

(iv) For purposes of determining the adjusted Exercise Price under Section 8(a)(i), the following shall be applicable:

(A) If the Company shall, at any time or from time to time after the Original Issue Date, in any manner issue, distribute, grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options (excluding, for avoidance of doubt, the Warrants) or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per unit (determined as provided in this paragraph and in Section 8(a)(iv)(E)) for which Common Units are issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number Common Units issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price under Section 8(a)(i)), at a price per unit equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8(a)(i)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of Common Units issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 8(a)(iv)(C), no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Units or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Units upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(B) If the Company shall, at any time or from time to time after the Original Issue Date, in any manner issue, distribute, grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per unit (determined as provided in this paragraph and in Section 8(a)(iv)(E)) for which Common Units are issuable upon the conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of Common Units issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price pursuant to Section 8(a)(i)), at a price per unit equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8(a)(i)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of Common Units issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 8(a)(iv)(C), no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Units upon conversion or exchange of such Convertible Securities.

(C) Upon any change in any of (w) the total amount received or receivable by the Company as consideration for the issuance, granting or sale of any Options or Convertible Securities referred to in Section 8(a)(iv)(A) or Section 8(a)(iv)(B) hereof, (x) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 8(a)(iv)(A) or Section 8(a)(iv)(B) hereof, (y) the rate at which Convertible Securities referred to in Section 8(a)(iv)(A) or Section 8(a)(iv)(B) hereof are convertible into or exchangeable for Common Units, or (z) the maximum number of Common Units issuable in connection with any Options referred to in Section 8(a)(iv)(A) hereof or any Convertible Securities referred to in Section 8(a)(iv)(B) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Exercise Price pursuant to this Section 8) the Exercise Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Exercise Price which would have been in effect at such time pursuant to the provisions of this Section 8 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of units, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment, the Exercise Price then in effect is reduced and the number of Warrant Units issuable upon exercise of this Warrant immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 8(a)(ii).

(D) Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 8 (including upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Company), the Exercise Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 8 to the Exercise Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(E) If the Company shall, at any time or from time to time after the Original Issue Date, issue or sell, or is deemed to have issued or sold in accordance with Section 8(a)(iv), any Common Units, Options or Convertible Securities: (w) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (x) for consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except (i) where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities and (ii) where such consideration is received in connection with any transaction with an Affiliate of the Company, such value shall be determined in good faith by (1) a majority of the Board of Directors of the Company, including a majority of the Disinterested Directors, or (2) a nationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of the Company, in each case, taking into account, among all other factors deemed relevant by the Board of Directors or the investment banking, appraisal or valuation firm, the trading price and volume of such security on any national securities exchange or automated quotation system on which such security is traded; (y) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such Common Units, Options or Convertible Securities, as the case may be, issued in such transaction; or (z) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Units, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and the Holder.

(b) Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Units in Common Units or units of any other capital securities of the Company, (ii) subdivide or reclassify the outstanding Common Units into a greater number of units or (iii) combine or reclassify the outstanding Common Units into a smaller number of units, the number of Warrant Units issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that a Warrant Holder after such date shall be entitled to purchase the aggregate number and kind of capital securities which such Holder would have owned or been entitled to receive in respect of Common Units subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Units issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Warrant Units issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(c) Business Combinations. In case of any Business Combination or reclassification of Common Units, the Holder’s right to receive Warrant Units upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of units or other securities or property (including cash) which the Common Unit issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of units, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Units have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that the Holder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of Common Units that affirmatively make an election (or of all such holders if none make an election).

(d) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 8 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one hundredth (1/100th) of a unit, as the case may be. Any provision of this Section 8 to the contrary notwithstanding, no adjustment in the number of Warrant Units shall be made if the amount of such adjustment would be less than one-tenth (1/10th) of a Common Unit, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1/10th of a Common Unit or more.

(e) Timing of Issuance of Additional Common Units upon Certain Adjustments. In any case in which the provisions of this Section 8 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of this Warrant exercised after such record date and before the occurrence of such event the additional Common Units issuable upon such exercise by reason of the adjustment required by such event over and above the Common Units issuable upon such exercise before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of fractional Common Units; provided, however, that the Company upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional units, and such cash, upon the occurrence of the event requiring such adjustment.

(f) Statement Regarding Adjustments. Whenever the number of Warrant Units into which this Warrant is exercisable shall be adjusted as provided in this Section 8, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the number of Warrant Units into which Warrants shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent to the Holder.

(g) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 8, the Company shall take any action which may be necessary, including obtaining regulatory, or member approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Warrant Units issuable pursuant to the Warrants.

(h) Adjustment Rules. Any adjustments pursuant to this Section 8 shall be made successively whenever an event referred to herein shall occur.

Section 9. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking by the Holder (or in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 10. Tax Treatment. For federal, state and local income tax purposes, the Company and the Holder agree that (i) the Warrants will be treated as an option to acquire Common Units, (ii) the Warrants will not be treated as currently outstanding Common Units or other currently outstanding equity interest in the Company, (iii) the Warrant is a “non-compensatory option” as defined in Treasury Regulation Section 1.721-2(f) that will be subject to the rules set forth in Treasury Regulation Section 1.721-2(a)(1) and Treasury Regulation Section 1.704-1(b)(2)(iv)(d)(4) and (s) at the time the Warrant is exercised and (iv) the fair market value of this Warrant is $0.35 per Warrant Unit. The Company and the Holder agree to report the Warrants consistent with this agreement for all federal, state and local tax purposes and the Company and the Holder agree to notify each other and consult with each other if such tax treatment is challenged by any taxing authority.

Section 11. Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Atlas Energy Group, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 410

Pittsburgh, PA 15275

Telephone: (412) 489-0006

Facsimile: (412) 262-2820

Attention: Chief Legal Officer

With copy to:

Paul Hastings LLP

600 Travis Street, 58th Floor

Houston, TX 77002

Telephone: (713) 860-7300

Facsimile: (713) 353-3100

Attention: Douglas V. Getten

                R. William Burns

If to the Holder:

[●]

[●]

[●]

[●]

Fax: [●]

Attn: [●]

Section 12. Termination. This Warrant, in all events, shall be wholly void and of no effect after 5:00 P.M., New York City time, on the Expiration Date, except that notwithstanding any other provisions hereof, the provisions of Section 7 shall continue in full force and effect after such date as to any Warrant Units or other securities issued upon the exercise of this Warrant.

Section 13. Amendment and Waiver. This Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only with the written consent of the Holder; provided, however, that the Company may, without the consent of the Holder, amend or supplement this Warrant to cure defects or inconsistencies.

Section 14. Descriptive Headings; Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 15. Rules of Construction. Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Warrant, (b) each accounting term not otherwise defined in this Warrant has the meaning assigned to it in accordance with accounting principles generally accepted in the United States, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Warrant shall be by way of example rather than limitation.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the date first written above.

ATLAS ENERGY GROUP, LLC

By:
Name:	Jeffrey M. Slotterback
Title:	Chief Financial Officer

[Signature Page to ATLS Common Unit Warrant]

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT

ATLAS ENERGY GROUP, LLC

The undersigned holder hereby exercises the right to purchase                      Common Units (“Warrant Units”) of Atlas Energy Group, LLC, a Delaware limited liability company (the “Company”), pursuant to the Warrant registered in the name of the undersigned (the “Warrant”) on the books and records of the Company. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Warrant Exercise. The holder intends to exercise the Warrant with respect to             Warrant Units.

2. Payment of Aggregate Exercise Price.

Check one:

☐	The Holder shall pay the Aggregate Exercise Price in the sum of $ to the Company in accordance Section 2(b)(i).

☐	The Holder elects to have the Company withhold Warrant Units to satisfy the Aggregate Exercise Price in accordance with Section 2(b)(ii).

3. Delivery of Warrant Units. The Company shall deliver Warrant Units in accordance with the terms of the Warrant in the following name and to the following address:

Issue to:

Facsimile Number:

Account Number (if electronic book entry transfer):

Date:                  ,

Name of Registered Holder

By:

Name:

Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby agrees to direct [TRANSFER AGENT] to issue the applicable number of Common Units in accordance with the Transfer Agent Instructions dated                 , 20        from the Company and acknowledged and agreed to by [TRANSFER AGENT].

ATLAS ENERGY GROUP, LLC

By:
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT

For value received, the undersigned hereby sells, assigns and transfer all of the rights of the undersigned under the within Warrant, unto:

Name of Assignee	Address

In connection with any transfer or exchange of any of the Warrants evidenced by this certificate, the undersigned confirms that such Warrants are being transferred:

CHECK ONE BOX BELOW:

(1)	☐	to the Company; or
(2)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or
(3)	☐	to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in compliance with Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or
(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or
(5)	☐	pursuant to another available exemption from the registration requirements of the Securities Act of 1933.

Unless one of the boxes is checked, the Company will refuse to register any of the Warrants evidenced by this certificate in the name of any person other than Holder; provided, however, that if box (5) is checked, the Company may require, prior to registering any such transfer of the Warrants, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144.

Date: ,	Name:
(Print)

(Signature)

Address: